Exhibit 99.1

                                     [LOGO]
                                   THIRD WAVE
                                  Technologies

Contact:
Rod Hise
Third Wave Technologies
(608) 663-4010

For Immediate Release

     Third Wave Reports Fourth-Quarter and Full-Year 2005 Financial Results

MADISON, Wis., Feb. 28, 2006--Third Wave Technologies Inc. (Nasdaq: TWTI) today reported financial results for the fourth quarter and year ended Dec. 31, 2005.

      Third Wave reported total revenues of $23.9 million and a net loss of $22.3 million, or ($0.54) per diluted share, for the year ended Dec. 31, 2005, compared to total revenues of $46.5 million and a net loss of $1.9 million, or ($0.05) per diluted share, for the prior year. The company reported total revenues of $5.8 million and a net loss of $5.0 million, or ($0.12) per diluted share, for the fourth quarter ended Dec. 31, 2005, compared to total revenues of $8.1 million and a net loss of $4.7 million, or ($0.12) per diluted share, for the same period of 2004.

      The year-over-year variances in the company's financial results were due largely to the previously announced and anticipated decline in non-recurring research revenue, which decreased by $23.7 million in 2005, and to the $6.9 million in litigation expense incurred in 2005 to defend the company's core patents.

      Third Wave reported total clinical molecular diagnostic revenue of $15.7 million for the year ended Dec. 31, 2005, an increase from $15.0 million for the prior year. U.S. clinical molecular diagnostic revenue increased to $14.5 million, or 18%, during 2005.

      The company reported gross margins of 70% for both the quarter and year ended Dec. 31, 2005, compared to 72% and 73% for the same periods of 2004, respectively. Total operating expenses were $11.1 million and $47.1 million for the quarter and year ended Dec. 31, 2005, respectively, compared to $13.1 million and $48.9 million for the same periods of 2004.

      Third Wave incurred significant litigation expenses during 2005. For the second time in two years, the company successfully enforced its patented nucleic-acid detection methods. A federal jury last fall found that that Stratagene Corp. infringed two key Third Wave patents covering its proprietary molecular methods. Stratagene recently posted a

$21-million bond with the court in Third Wave's name that secures the damages and attorneys' fees awarded to Third Wave in the successful suit. The court issued its decision last week awarding all of Third Wave's requested $4.2 million in attorneys' fees and costs. The company has announced that, with the exception of its dispute with Stratagene, it has resolved its patent-related lawsuits and anticipates significantly lower litigation expenses during 2006 as a result.

      The savings in litigation expenses will enable Third Wave to invest heavily during 2006 in research and development, and in the clinical trials for its human papilloma virus, or HPV, and pharmacogenetic products that are necessary for the anticipated submissions of those products to the U.S. Food and Drug Administration (FDA). The current global HPV market is approximately $150 million and is growing at 30-35% a year. The total global market opportunity is approximately $1 billion a year. The potential market opportunity in the United States alone is more than $500 million.

      The company in late December 2005 paid off a $9.5-million bank note. Third Wave ended 2005 with cash, cash equivalents and short-term investments of $38.7 million, compared to $66.7 million at Dec. 31, 2004.

      "Third Wave will continue to focus on the growth of the company's U.S. clinical molecular diagnostic revenue during 2006 and we believe 2005 is a strong foundation for that growth," said Kevin T. Conroy, president and chief executive of Third Wave. "During 2005, we increased our recurring clinical customer base to more than 140, and launched new clinical products, including our FDA-cleared UGT1A1 pharmacogenetic test. Our Invader chemistry also enables us to capture recurring-revenue opportunities in the research and agricultural markets and we will continue to do so in 2006.

      "Third Wave's Invader chemistry and outstanding people give us unique advantages in the growing nucleic acid testing market," Mr. Conroy said. "We are committed to making solid progress on both revenues and new product delivery during 2006 to maximize shareholder value, which is our top priority."

2006 Outlook

      Third Wave anticipates total revenues of $23-25 million, which includes increases in clinical molecular diagnostic and Agbio revenue and a decline in research revenue. The company expects U.S. clinical molecular diagnostic revenue of $15.5-17.5 million and total clinical molecular diagnostic revenue of $16-18 million. Agbio revenue, which is a component of research revenue, will continue to grow, but total research revenue will decline to approximately $7 million, due to the completion of research projects that has been anticipated and previously announced.

Conference Call & Webcast

      Company management will host a conference call on Tuesday, Feb. 28, 2006, at 10 a.m. EST to discuss fourth-quarter and full-year 2005 results and ongoing corporate activities. Domestic callers should dial (866) 510-0705 and international callers should dial (617) 597-5363. The access code for both domestic and international callers is 40955902. Please dial in five to 10 minutes prior to the start of conference call. A live webcast and a replay of the conference call will be available at www.twt.com. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

      Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader(R) chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company's website at http://www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to the company's ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

                           --Financial Tables Follow--

                          Third Wave Technologies, Inc
                             Statement of Operations
                  (In thousands, except for per share amounts)
                                   (Unaudited)

                                                       Three Months Ended              Year Ended
                                                          December 31,                December 31,
                                                       2005          2004          2005          2004
                                                     --------      --------      --------      --------
Revenues:
   Clinical Product                                  $  4,259      $  4,667      $ 15,666      $ 14,951
   Research Product                                     1,353         3,281         7,505        31,065
   License & royalty                                       89            68           362           235
   Grant                                                   85            90           373           242
                                                     --------      --------      --------      --------
                                                        5,786         8,106        23,906        46,493
                                                     --------      --------      --------      --------

Operating expenses:
   Cost of goods sold
     Product cost of goods sold                         1,241         1,797         5,201        10,363
     Intangible and long-term asset amortization          475           495         1,903         2,129
                                                     --------      --------      --------      --------
   Total cost of goods sold                             1,716         2,292         7,104        12,492

   Research and development                             1,820         2,910         8,389        11,637
   Selling and marketing                                2,564         3,112        12,772        10,803
   General and administrative                           3,298         4,600        11,788        12,913
   Litigation                                           1,730           229         6,887           349
   Impairment                                               0            36           203           795
   Restructuring                                            0           (98)            0           (98)
                                                     --------      --------      --------      --------
                                                        9,412        10,789        40,039        36,399
                                                     --------      --------      --------      --------

Total operating expenses                               11,128        13,081        47,143        48,891
                                                     --------      --------      --------      --------

Income (loss) from operations                          (5,342)       (4,975)      (23,237)       (2,398)

Other income (expense):
   Interest income                                        514           295         1,714           776
   Interest expense                                      (143)          (93)         (457)         (283)
   Other                                                  (60)          121          (366)           20
                                                     --------      --------      --------      --------
                                                          311           323           891           513
                                                     --------      --------      --------      --------

Loss from operations                                 ($ 5,031)     ($ 4,652)     ($22,346)     ($ 1,885)
                                                     --------      --------      --------      --------

Provision for income tax                                    0            57             0            57
                                                     --------      --------      --------      --------

Net loss                                             ($ 5,031)     ($ 4,709)     ($22,346)     ($ 1,942)
                                                     ========      ========      ========      ========

Net income (loss) per diluted share                    ($0.12)       ($0.12)       ($0.54)       ($0.05)

Weighted average diluted shares outstanding            41,217        40,919        41,125        40,463

                          Third Wave Technologies, Inc
                                 Balance Sheets

                                                          December 31     December 31
                                                              2005            2004
                                                          -----------       -------
Assets:
   Cash, cash equivalents, and short-term investments       $38,717         $66,690
   Other current assets                                       6,249           7,281
   Equipment and leasehold improvements, net                  4,717           5,971
   Intangible assets, net of amortization                     2,642           4,146
   Goodwill and indefinite lived intangible assets            1,497           1,497
   Other assets                                               4,583           2,483
                                                            -------         -------
     Total assets                                           $58,405         $88,068
                                                            =======         =======

Liabilities and shareholders' equity
   Accounts payable, accrued expenses and other             $16,739         $14,781
   liabilities
   Deferred revenue                                             267             384
   Debt                                                       1,325          10,168
   Shareholders' equity                                      40,074          62,735
                                                            -------         -------
     Total liabilities and shareholders' equity             $58,405         $88,068
                                                            =======         =======